Exhibit 10.1

PONIARD PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Poniard Pharmaceuticals, Inc. (the “Company”) hereby grants to you (“Participant”) a Restricted Stock Unit Award (the “Award”).  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”) and the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan (the “Plan”), which are incorporated into the Award Notice in their entirety.

Participant:

Grant Date:

Number of Restricted Stock Units Subject to Award (the “Units”):

Vesting Schedule:

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, the Award Notice, the Award Agreement and the Plan.  You further acknowledge that as of the Grant Date, the Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

Withholding Taxes:  Please indicate below the method of tax withholding desired for the Units.  This selection is subject to the terms of the Award Agreement:

Withholding pursuant to Section 9.2 of the Award Agreement (sale of shares)

Withholding pursuant to Section 9.3 of the Award Agreement (delivery of cash)

PONIARD PHARMACEUTICALS, INC.	PARTICIPANT

By:
[Name]
Its:
Address:

Attachments:

1. Restricted Stock Unit Award Agreement

2. Plan Summary for the Plan

PONIARD PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), Poniard Pharmaceuticals, Inc. (the “Company”) has granted to you a Restricted Stock Unit Award (the “Award”) under its Amended and Restated 2004 Incentive Compensation Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice.  Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Award are as follows:

1.             Vesting

Subject to the terms of this Award Agreement, the Award will vest as set forth in the Award Notice (the “Vesting Schedule”).  One share of the Company’s Common Stock will be issuable for each Restricted Stock Unit that vests.  Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.”  Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.”  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”).

Subject to Section 2.2 of this Award Agreement, as soon as practicable after Unvested Units become Vested Units, but in no event later than 45 days after vesting, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit.

2.             Automatic Forfeiture or Vesting of Units upon Certain Events

[See Appendix A]

3.             Corporate Transaction

[See Appendix A]

4.             Securities Law Compliance

4.1          You represent and warrant that you (a) have been furnished with a copy of the Plan and the plan summary for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

4.2          You hereby agree that you will in no event sell or distribute all or any part of the Company’s Common Stock that you may receive pursuant to settlement of the Units (the “Shares”) unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the Securities and Exchange Commission and has not represented to you that it will so register the Shares.

4.3          You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

4.4          You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.

5.             Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

6.             No Rights as Shareholder

You shall not have voting or other rights as a shareholder of the Company with respect to the Units.

7.             Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and the Shares may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares.  Prior to executing the Award Notice and Award Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

8.             Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

9.             Withholding

9.1          You are ultimately responsible for all taxes owned in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Corporation takes with respect to any such Tax Withholding Obligation that arises in connection with this Award.  The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation.

9.2          In connection with your acceptance of the Award, you may elect no later than [two months from the Grant Date of the Award] to satisfy your Tax Withholding Obligation by irrevocably appointing any brokerage firm acceptable to the Company for such purpose (the “Agent”) as your Agent, and authorizing the Agent, to:

(a)           Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Units, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the withholding taxes that you are required to pay pursuant to Section 9.1 upon the settlement of Vested Units and all applicable fees and commissions due to, or required to be collected by, the Agent;

(b)           Remit directly to the Company the cash amount necessary to cover the payment of all taxes required to be withheld with respect to the settlement of Vested Units, as of such date;

(c)           Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (a) above; and

(d)           Remit any remaining funds to you.

In making this election, you represent and warrant that you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company, are not subject to any legal, regulatory or contractual restriction which would prevent the Agent from conducting sales as provided herein, do not have, and will not attempt to exercise authority, influence or control over any sales of Shares effected pursuant to this Section 9.2, and are entering into this election in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act.  It is the intent of the parties that this Award Agreement complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the

Exchange Act and this Award Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

You understand that the Agent may effect sales as provided in clause (a) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to your account.  In addition, you acknowledge that it may not be possible to sell Shares as provided by this Section 9.2 due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the exchange where the Shares may be traded.  In the event of the Agent’s inability to sell Shares, you will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.

You acknowledge that regardless of any other term or condition of this Award Agreement, the Agent will not be liable to you for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 9.2.  The Agent is a third party beneficiary of this Section 9.2.

9.3          If you do not elect to pay the Tax Withholding Obligation by the method set forth in Section 9.2, you will required to pay such Tax Withholding Obligation by delivery of cash or check payable to the Company in an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation.  This Tax Withholding Obligation generally will be due each time a portion of the Award vests.  If you elect to pay the Tax Withholding Obligation by cash or check, Section 9.2 will not apply to your Award.

9.4          Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

10.          General Provisions

10.1        Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  You or the Company may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company should be addressed as follows:

 [Poniard Pharmaceuticals, Inc.

 Attn:  Chief Financial Officer

 7000 Shoreline Court, Suite 270

 South San Francisco, California 94080]

10.2        Assignment.  The Company may assign its rights under this Award Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors.

10.3        No Waiver.  No waiver of any provision of this Award Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.4        Undertaking.  You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Award Agreement.

10.5        Agreement Is Entire Contract.  This Award Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject.  This Award Agreement is made pursuant to the provisions of the Plan will in all respects be construed in conformity with the express terms and provisions of the Plan.

10.6        Successors and Assigns.  The provisions of this Award Agreement and the Award Notice will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.7        No Employment Contract.  Nothing in this Award Agreement will affect in any manner whatsoever the right or power of the Company, or any Related Corporation, to terminate your employment on behalf of the Company or any Related Corporation, for any reason, with or without Cause.

10.8        Section 409A Compliance.  Payments made pursuant to this Award Agreement and the Plan are intended to qualify for an exemption from or comply with Section 409A of the Code.  Notwithstanding any other provision in this Award Agreement, the Award Notice and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement or the Award Notice so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award.  No provision of this Award Agreement or the Award Notice shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company.  By executing the Award Notice, you agree that you shall be deemed to have waived any claim against the Company with respect to any such tax consequences.

10.9        Counterparts.  The Award Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

APPENDIX A

RESTRICTED STOCK UNIT AWARD AGREEMENT TERMS FOR PREVIOUSLY GRANTED RESTRICTED STOCK UNITS

FEBRUARY 4, 2010 RSUs

2.1          Involuntary Termination of Employment by the Company without Cause

If the Company terminates your employment for other than Cause prior to December 31, 2010, any Unvested Units will immediately vest and become Vested Units, and you will be entitled to receive one share of the Company’s Common Stock for each then outstanding Unit.  Notwithstanding the foregoing, the Company’s obligation to deliver to you shares of Common Stock under this Section 2.1 is expressly conditioned upon (a) your timely execution and delivery to the Company of a general release and waiver of claims against the Company, which release and waiver shall be in a form acceptable to the Company, in its reasonable discretion, and (b) the expiration of any statutory period for revocation by you of such release and waiver.  Execution and delivery of a general release and waiver is “timely” as used above if it occurs no later than at the conclusion of any time period that the release and waiver provides for your review and consideration of such document.  If the release and waiver does not provide a specified review and consideration period, then execution and delivery is “timely” if it occurs no later than fourteen (14) calendar days following the date of termination of employment; provided that, in any event, the release and waiver must be executed and delivered to the Company and any shares you are eligible to receive must be issued to you by no later than March 15 of the year following termination of employment.

2.2          Voluntary Termination of Employment or Termination for Cause

If you terminate employment at the Company for any reason, including a voluntary termination by you or termination by reason of your death, disability or retirement, or if the Company terminates your employment for Cause, any Unvested Units will automatically be forfeited to the Company upon such termination of employment without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

3.             [intentionally blank]

APRIL 9, 2010 RSUs

2.1          Voluntary Termination of Employment or Termination for Cause

If you terminate employment at the Company for any reason, including a voluntary termination by you or termination by reason of your death, disability or retirement, or if the Company terminates your employment for Cause, any Unvested Units will automatically be forfeited to the Company upon such termination of employment without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

2.2          Termination of Employment by the Company Without Cause

If the Company terminates your employment other than for Cause, Unvested Units will become Vested Units to the extent of the number of Unvested Units that would have been vested had vesting been calculated on a monthly basis, based on the number of full months of employment with the Company from the Grant Date to the effective date of termination.

Example:  If termination of employment other than for Cause occurs on October 15, 2010, you would be entitled to accelerated vesting as to 25% of the Units based on the six months that elapsed between April 9, 2010 and October 9, 2010.  If termination without Cause occurs on October 15, 2011, 75% of the Units would be vested (50% vested based on continued employment and accelerated vesting of 25% based on the six months that elapsed between April 9, 2011 and October 9, 2011).  Any remaining Unvested Units will automatically be forfeited to the Company.

Notwithstanding the foregoing, the Company’s obligation to deliver to you shares of Common Stock under this Section 2.2 is expressly conditioned upon (a) your timely execution and delivery to the Company of a general release and waiver of claims against the Company, which release and waiver shall be in a form acceptable to the Company, in its reasonable discretion, and (b) the expiration of any statutory period for revocation by you of such release and waiver.  Execution and delivery of a general release and waiver is “timely” as used above if it occurs no later than at the conclusion of any time period that the release and waiver provides for your review and consideration of such document.  If the release and waiver does not provide a specified review and consideration period, then execution and delivery is “timely” if it occurs no later than fourteen (14) calendar days following the effective date of termination of employment.

3.             Corporate Transaction

In the event of a Corporate Transaction, any Unvested Units shall accelerate in vesting and shall become Vested Units immediately prior to such Corporate Transaction.  For purposes of this Award Agreement, “Corporate Transaction” has the meaning set forth in the Plan, except that it does not include a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation of the Company or the creation of a holding company.

APRIL 20, 2010 RSU GRANT TO DR. MICHAEL S. PERRY

2.             Automatic Forfeiture upon Certain Events

2.1          Performance Goal Not Satisfied

If the Performance Goal is not timely satisfied in accordance with the Vesting Schedule, the number of Units subject to such Performance Goal will automatically be forfeited to the Company without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to those Units.

2.2          Termination of Employment or Service

If your employment or service relationship with the Company or a Related Corporation terminates for any reason, including a voluntary termination by you or termination by reason of your death, disability or retirement, or if the Company terminates your employment or service relationship for any reason, any Unvested Units will automatically be forfeited to the Company upon such termination of employment or service without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

3.             Corporate Transaction

In the event of a Corporate Transaction, any Unvested Units shall accelerate in vesting and shall become Vested Units immediately prior to such Corporate Transaction.  For purposes of this Award Agreement, “Corporate Transaction” has the meaning set forth in the Plan, except that it does not include a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation of the Company or the creation of a holding company.